Exhibit 23.2

6 March 2024

The Directors
Mawson Infrastructure Group Inc Level 5, 97 Pacific Highway
North Sydney
NSW 2060 Australia

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to (a) the inclusion of our report of independent registered public accounting firm dated March 23, 2023, on our audit of the consolidated balance sheets of Mawson Infrastructure Group Inc and its subsidiaries, as of December 31, 2022, and the related consolidated statements of earnings, of comprehensive earnings, of equity and of cash flows for the years in the period ended December 31, 2022, including the related notes, and (b) the use of our name as it appears in the Form S-8 Registration Statement of Mawson Infrastructure Group Inc. We were auditors of the Company until April 4, 2023 and were subsequently replaced by the Company’s current auditors Wolf & Company, PC.

LNP Audit and Assurance International Pty Ltd

/s/ Tony Rose
Tony Rose
Director

Sydney, NSW, Australia

March 6, 2024